Consent of Independent Auditors


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-92564) of Lakeland Industries, Inc. of our report dated April 2, 2004 relating to the financial statements and financial statement schedule as of January 31, 2004 and 2003 and for each of the years then ended, which appears in this Form 10-K.


PricewaterhouseCoopers LLP

Melville, New York
April 28, 2004